Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS
WHOSE CLIENTS ARE BENEFICIAL HOLDERS

CENTER BANCORP, INC.

[_________] Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of Center Bancorp, Inc.

[______________, 2009]

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON [____________,] 2009, UNLESS EXTENDED BY CENTER BANCORP, INC.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Center Bancorp, Inc. (the “Company”) of all non-transferrable subscription rights (the “Rights”) to subscribe for and purchase shares of its common stock, no par value (the “Common Stock”).  The Rights are being distributed to all holders of record of Common Stock as of 5:00 p.m., New York time, on [_________], 2009 (the “Record Date”).  The Rights, the Rights Offering and the Common Stock are described in the Company’s enclosed Prospectus, dated [________], 2009 the (“Prospectus”).  We are requesting that you contact your clients for whom you hold shares of Common Stock, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, the Company is offering an aggregate of [__________] shares of its Common Stock, as described in the Prospectus.

Each beneficial owner of shares of Common Stock is entitled to one Right for each share of Common Stock owned as of the Record Date.  Each Right will entitle the holder to purchase shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $[_____] per share (the “Subscription Price”).  In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privileges at the same Subscription Price of $[_____] per share (the “Over-Subscription Privilege”).  The maximum number of shares of Common Stock that may be purchased by a holder pursuant to the Over-Subscription Privilege will be determined according to the following formula based on the holder’s percentage ownership of the outstanding shares of Common Stock on the Record Date:  total number of unsubscribed shares multiplied by the holder’s ownership percentage at the Record Date.  Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering.  Fractional shares will be rounded down to the nearest whole number.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on [_________], 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).  All exercises of the Rights are irrevocable.  Holders of the Rights should read the Prospectus carefully before deciding whether to exercise their Rights.

The Rights are evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) or the name(s) of you nominee(s) and, if not exercised, will cease to have any value as of the Expiration Date.

We are asking that you contact your clients for whom you hold shares of Common Stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Rights.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Instructions as to Use of the Company’s Subscription Rights Certificate;

3.	A form of letter and Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights; and

4.	A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested.  To exercise the Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent prior to the Expiration Date, as indicated in the Prospectus.  The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

If you hold Rights for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Additional copies of the enclosed materials may be obtained from Registrar and Transfer Company, the Subscription Agent.  The Subscription Agent’s telephone number is 800-368-5948.  Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent.

Very truly yours,

CENTER BANCORP, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CENTER BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.